UNITED STATES
            SECURITIES AND EXCHANGE COMMISSION
                  Washington, DC  20549

                         FORM 8-K

                      CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 Date of Report (Date of earliest reported) January 14, 2002

                 United States Antimony Corporation
  ________________________________________________________________
        (Exact name of registrant as specified in its charter)


               P.O. Box 643
            Thompson Falls, MT                   59873

 (Address of principal executive offices)      (Zip Code)

Registrant's telephone number, including area code (406) 827-3523

                             N/A
   ______________________________________________________________
   (Former name or former address, if changed since last report)

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Item 9.  Regulation FD Disclosure.
The registrant elects to disclose the following information:

United States Antimony Corporation a 30-year old domestic producer of antimony products and a new producer of zeolite products, announced today that $1,224,501 of debenture principal, interest, and penalties have been converted to 6,012,849 shares of USAC Common Stock.

USAC has funded the start up of the Bear River Zeolite (BRZ) mine and processing plant in southeast Idaho. USAC owns a seventy-five percent interest in BRZ.
Although the deposit has been sampled and is now being mined from an open pit, it has not been drilled. The zeolite that is being sold is regarded by the Company as one of the best products in the United States due to its high cation exchange capacity (its ability to hold nitrogen and various heavy metals), hardness, high capacity to absorb water, low clay content, large surface area, high potassium content, and low sodium content. Since the start-up of production in June 2001, BRZ has conducted extensive marketing research. Initial sales of BRZ zeolite have been for golf courses, water filtration, household and agricultural odor control products, and soil amendments. BRZ is investigating the use of its zeolite as filter media and for the treatment of municipal drinking water, industrial wastewater treatment plants, and swimming pools. BRZ is also pursuing licensing its products as fertilizers and soil amendments and for animal feeds in various states in this country and in parts of Canada. Evaluations are being made for the use of BRZ for kitty litter, heavy metal and nuclear remediation, pellet binding, and environmental cleanup.

With the exception of minor adjustments, USAC has completed the reclamation of its Yellow Jacket gold property in central Idaho. The project has been a major cash drain for the Company during the last several years.

USAC is a prominent domestic producer of various antimony products including metal, antimony oxide, and sodium antimonate. The Company=s main plant and metallurgical facility is located near Thompson Falls, Montana. The products are used as flame-retardants in plastics, paper, rubber, coatings, textile goods, paint and fiberglass; for hardening lead in ordnance and bearings; and for hardening glass in television bulbs and computer monitors.




SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                   United States Antimony Corporation
                             (Registrant)


                         Date:January 14, 2002
                         By:/s/John C. Lawrence
                         John C. Lawrence, President
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